Exhibit 99.1

SLIPSTREAM FUNDING, LLC

31 WEST 27TH STREET

11TH FLOOR

NEW YORK, NY 10001

August 20, 2014

Wireless Ronin Technologies, Inc.

5929 Baker Road, Suite 475

Minnetonka, MN 55345

Attention: Scott W. Koller, President and Chief Executive Officer

Dear Scott:

Reference is made to that certain Securities Purchase Agreement dated as of August 20, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation (“Ronin”), and the parties indicated as Purchasers on one or more counterpart signature pages thereof (the “SPA”). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the SPA.

Pursuant to Section 4.1 of the SPA, Ronin is required, promptly after the Closing Date (but in no event later than 30 days after the consummation of the merger transaction with Creative Realities, LLC), to duly call and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of obtaining the Shareholder Approval (i.e., the approval of the shareholders of Ronin as required by applicable law to increase the number of the authorized shares of Ronin’s Common Stock in a sufficient amount to permit the issuance of all Underlying Shares) (the “Charter Amendment”). Slipstream Funding, LLC (“Slipstream”) hereby agrees, and agrees to cause any transferee of its shares of Ronin Common Stock, to (i) appear at the Shareholder Meeting or to otherwise cause its shares of Ronin Common Stock to be counted as present thereat for purposes of establishing a quorum and (ii) vote its shares of Ronin Common Stock in favor of the Amendment at the Shareholder Meeting.

[Remainder of Page Intentionally Left Blank]

Sincerely,

SLIPSTREAM FUNDING, LLC

By:	/s/ Arthur D’Angelo
Name: Arthur D’Angelo
Title: CFO

[Signature Page to Side Agreement]

AGREED AND ACCEPTED:

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ John Walpuck
Name: John Walpuck
Title: Chief Financial Officer

[Signature Page to Side Agreement]